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Transcript of October 29, 2015 NeoGenomics, Inc. Third Quarter 2015 Earnings Call:

Operator

Greetings, and welcome to the NeoGenomics Third Quarter 2015 Financial Results. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (Operator instructions.) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Doug VanOort, Chairman and CEO. Thank you, Mr. VanOort. You may begin.

Doug VanOort – Chairman, and Chief Executive Officer

Thank you, Zilda. Good morning, everyone. I’d like to welcome you to NeoGenomics Third Quarter 2015 conference call and introduce you to the NeoGenomics team that’s here with us today. Joining me at our Fort Myers headquarters, we have Steve Jones, our Executive Vice President for Finance; George Cardoza, our Chief Financial Officer; Rob Shovlin, our Chief Operating Officer; Fred Weidig, our Controller and Principal Accounting Officer; and Jessica King, who recently joined NeoGenomics as our Manager of SEC reporting. Dr. Maher Albitar, our Chief Medical Officer and Director of R&D is joining us from our Irvine, California lab.

Before we begin our prepared remarks, Steve Jones will read the standard language about forward-looking statements.

Steve Jones – Executive Vice President Finance

This conference call may contain forward-looking statements which represent our current expectations and beliefs about our operations, performance, financial conditions and growth opportunities. Any statements made on this call that are not statements of historical fact are forward-looking statements. These statements by their nature involve substantial risks and uncertainties certain of which are beyond our control.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements. Any forward-looking statements speak only as of today and we undertake no obligation to update any such statements to reflect events or circumstances after today.

In addition, NeoGenomics will be soliciting the required approval of its stockholders in connection with the planned acquisition of Clarient by means of a proxy statement which stockholders should review when it becomes available as it will contain important information that NeoGenomics stockholders should consider as well as information about the participants in the solicitation. NeoGenomics stockholders will also be able to obtain the proxy statement as well as other NeoGenomics filings without charge at the SEC’s website or from NeoGenomics at its website or by writing NeoGenomics’ corporate secretary.

Doug VanOort – Chairman, and Chief Executive Officer

Thank you, Steve. I’ll focus my remarks this morning on the key underlying dynamics in our business in quarter three and then briefly discuss our plans for the next several months as we prepare to close the Clarient acquisition, begin integration activities, and set our objectives for 2016. Steve will then review our quarter three financial results and lead us through a question and answer period.

Let’s begin by reviewing the key underlying trends and dynamics driving the company’s performance in quarter three. The key message here is that our core business is strong. Underlying key dynamics and trends are very positive, and we believe the company is well positioned for the future.

When judging the overall health of our company, we look at volume, quality and service levels, cost per test, incremental profitability, and innovation progress. Let’s review each of those in turn.

Volume growth in the core business was very strong and increased over 25% compared with quarter three last year. Volume growth actually accelerated from quarter two’s strong 21% growth rate. Excluding the in-sourcing of FISH testing by our largest client, the third quarter growth was actually 30%.

We saw volume growth in every one of our product offerings with molecular and flow cytometry growing in excess of 35% year-over-year. Obviously, those rates of growth indicate that we continue to take market share, and we gained a number of new clients. So far this year, the greatest volume gains have come from the western and central geographic regions, but the eastern region also grew steadily. We continue to feel good about the healthy pipeline of near-term growth opportunities.

Even with that strong rate of volume growth, our operations and service levels continued to be very solid. Turnaround times measured for the quarter remained excellent and actually improved slightly compared with the first half of the year. We continue to be very pleased with the quality of our testing.

Anecdotally, last month we had a surprise CAP inspection of one of our large labs. At the closing meeting, each of the four inspectors reported that although they were very rigorous, they could not find one single recommendation for us. One inspector commented that in three decades of performing inspections, this was his first inspection without having a recommendation for improvement.

So we believe that the high-quality operations at NeoGenomics are also low-cost operations and that was certainly true in quarter three. Compared with quarter three last year, we reduced cost per test in our core business by 12.5%, one of the largest year-over-year decreases we have ever recorded. That sizable reduction was achieved the old-fashioned way—by an increase in productivity by 15.5%. For perspective, in quarter three, we added 8% more to our employee count, but we increased our test volumes by 25%.

We’re clearly seeing the benefits of economies of scale as the higher volumes help us to lower our cost. As you know, achieving greater scale is one of the key drivers in our decision to enter into an agreement to acquire Clarient.

We have also driven down our supplies cost through renegotiations with suppliers and by changing some of our testing platforms. We’re very pleased with the cost per test reduction in our core business.

Another indicator of a healthy lab business is the amount of incremental profit generated on new incremental revenue growth. Our incremental profitability was solid, particularly when we keep in mind that the FISH price levels declined significantly from last year and caused a huge overall reduction in revenue and profit. Despite the $1.9 million of revenue reduction associated with the FISH cuts, our gross profit margin actually improved compared with last year.

In fact, if it weren’t for the rise in our stock price, which increased our stock-based compensation costs by about $140,000 in quarter three, we would’ve turned a profit in net income during the quarter, even after absorbing the $1.9 million revenue reduction associated with FISH cuts.

For our business, innovation is also important because it’s an indicator of future growth prospects. Our innovation process remains healthy. For example, during the quarter we launched a new and important five-probe FISH test for cervical cancer. This is the most comprehensive genomic test available to evaluate abnormal Pap smear samples and expands our genomic testing to the area of women’s health, where we believe there are significant future growth opportunities.

We also continue to make excellent progress with our Flow Cytometry Support Vector Machine driven automation initiative, which we intend to launch in early 2016. We have begun internal testing of this product and we believe it can change the way flow cytometry is performed around the world.

We’re also making good progress in our current study for our prostate cancer test. I am pleased to report that we have now tested well over 1,000 patient samples, and we expect to assemble the data in coming months.

Overall, there is good underlying strength in our innovation process.

At NeoGenomics, we communicate the status of our key objectives by color-coding them as red, yellow, or green, and thankfully most of our objectives are color-coded green. But, there are three areas of our business that are not green.

One of those is the FISH reimbursement level. As you know, the huge reduction in FISH reimbursement levels we’re experiencing this year was caused by what we believe were errors in the 2015 physician fee schedule caused by confusion resulting from changes in the fundamental CPT coding structure.

As a result, we endured a reduction of approximately 60% in Medicare FISH reimbursements over the past two years, and many private payers used what we believe were flawed Medicare rates as a baseline to set their own reimbursement levels for the new FISH codes in 2015. These draconian reductions in FISH reimbursement are the single largest driver of the decrease in our average revenue per test over the last two years.

But, as we explained last quarter, CMS’ proposed multiplex FISH rates for 2016 that were included in the preliminary rule, issued this past July, corrects for these errors. Under these proposed rates, Medicare’s multiplex FISH reimbursement rates increase for 2016, back up to more appropriate levels. This would also help to increase reimbursement by commercial insurance payers that are indexed to Medicare rates. We’re hopeful that the proposed rule is finalized, perhaps by tomorrow, without any material changes.

Even though a significant reduction in the 2016 reimbursement for flow cytometry was included in the preliminary rule, we estimate that there would still be a net positive impact to NeoGenomics based on our mix of payers and testing of $4 million to $6 million in 2016 if the preliminary rule is implemented as drafted. Assuming the rates are finalized as proposed, this will be the first time in six years that our average reimbursement rates will increase. More importantly, we believe that we now have reached a point of relative reimbursement stabilization that we hope will last for some time in the future.

The Path Logic related product offering is also not green. Even though these product offerings represent less than 10% of our total revenue, they are losing money and masking the very strong underlying profit improvement in our core business lines.

We have unleashed the ground troops on this and I believe we are beginning to turn the momentum in our favor. We have the laboratory running smoothly, based on our NeoGenomics standard quality systems, and we are now beginning to gain clients in our targeted product offerings. We’re adopting the NeoGenomics standard business model where we provide specialized testing services to pathologists, hospitals, and clinicians to help them build their businesses rather than compete with them.

We are impatient here, but realistic that this type of restructuring takes some time. As an indication of my personal impatience, I’ve been getting a daily report from the field, tracking the status of every Path Logic related activity now for the past 100 days. As you can tell, we don’t like areas of our business that are not green.

Internally, we label the progress in our clinical trial support area of our business as yellow trending green. As you saw in our press release last night, we have revised our agreement with Covance now that they are a part of LabCorp. Although we have a good strong working relationship with Covance and LabCorp, and we’ll continue to execute the projects we have won with them, we will no longer be an exclusive provider of anatomic pathology services for Covance. As part of our amended agreement, we will receive a $2 million payment from LabCorp by November 9th.

We told you before that we’re determined to develop a good clinical trials business with or without Covance. So far this year, our revenue, although still a small part of our over revenue is up about 40% compared with last year and is much healthier. And, even more exciting to us, is the pending addition of Clarient’s more than $20 million of clinical trial support revenue to our own. Clearly, we’re moving in the correct direction toward our goal of diversifying our business in this high-growth area.

I’ll summarize my remarks about the underlying trends and dynamics in our business by saying that these fundamental dynamics remain very healthy. We’re very pleased with the progress our sales and operating teams are making, and we believe the company is well positioned for the integration of Clarient in 2016.

Before we turn it over to Steve to discuss the quarter three financial results, I’d like to share our thoughts about the next several months.

In the next eight weeks, we have two broad goals. One is to stay focused on achieving our 2015 key objectives. The other is to deploy some targeted resources to plan our integration and get ready to combine NeoGenomics and Clarient operations after the shareholder vote, regulatory approvals, and the closing.

In terms of our 2015 objectives, we have very good momentum and our teams know exactly what they need to do to execute our key priorities. This year, we adopted a more lucrative performance incentive plan for all our employees. They are engaged and laser focused on accomplishing their goals. Our people feel accountable for their success, and we’re confident that we can continue to execute our 2015 key priorities.

In terms of integration planning, we’re working very cooperatively to develop an integration framework, although we are completely mindful of the rules that we remain competitors with Clarient during the Hart-Scott-Rodino Antitrust approval process and up to the time of closing.

We are putting together several integration teams that will be led by a steering committee and facilitated by an Integration Czar. In this phase of integration activities, we are focused on developing plans at a sufficient level so that we can communicate them and begin to execute quickly and deliberately after the deal closes.

Communication messages to all Clarient and NeoGenomics employees have included four important ground rules for our integration:

First is that clients come first, meaning that our goal is to retain every single one of our companies’ clients and to continue to grow at the same time. Second is that all employees are treated with fairness and respect, regardless of which organization they came from.

Third is that we intend to utilize the skills and talents of all of our people to optimize our success.

And, fourth is that we must all stay focused on our key priorities.

Lab company integration projects are never easy. But, we have a lot of experience in this area, and we are determined to be deliberate in our approach, even as we operate with speed.

I must say that I could not be more pleased with the partnership we are developing with GE. The internal employee communication meetings were very cooperative and were managed in an extremely professional and effective manner by GE and Clarient. Employees of both companies seem to understand the rationale and seem genuinely excited to be a part of creating this very special and unique company.

I’ll summarize my remarks by saying simply that we are more excited than ever about our company and about the opportunities that lie ahead.

Now, we’re going to turn the floor over to Steve Jones, our Executive Vice President for Finance to review the third quarter results in more detail and lead us through a Q&A session.

Steve Jones – Executive Vice President Finance

Thanks, Doug. Before we open it up for questions, I would like to briefly touch on a few financial highlights from the third quarter.

We are pleased to report $25.1 million of revenue, an 8% increase over quarter three 2014, despite the 11.6% decrease in average revenue per test in Base Neo’s operations, which exclude Path Logic, which I will also refer to as our core business in this presentation.

Approximately $23.1 million of this revenue was derived from our core business and $2 million from PathLogic. I’m happy to report that PathLogic actually posted a small sequential increase to revenue from Q2, so we believe we are finally starting to turn the corner; however, we have yet to unlock any meaningful revenue synergies.

We have talked at length about the FISH reimbursement cuts this year, so I will not rehash this topic any further. We’ve stated previously that we expect the FISH reductions to have a negative $8 million to $9 million impact on revenue in 2015. This guidance remains unchanged.

Incidentally, we have not heard anything that would lead us to believe that the rates proposed in the 2016 preliminary rule will not go through as drafted. As Doug mentioned, if the preliminary rule is finalized as drafted, we expect a positive impact in 2016 revenue of $4 million to $6 million after netting out the proposed reductions for flow cytometry.

Our consolidated gross margin, including PathLogic, actually expanded modestly from the levels reported in Q3 2014, despite the sharp reduction in average revenue per test in our core business. This increase in gross margin was the result of the 12.5% reduction in average cost per test, which was more than enough to offset the price decline.

For context, investors should know that over the last six years, we have seen a cumulative 35% reduction in average revenue per test in our core business. Although some of the reduction was caused by shifts in our test mix, the vast majority was caused by reductions in reimbursement across substantially all of our testing lines.

I’m very pleased to report that our gross margin in our core business is now actually 100 basis points higher than it was in 2010. Thus, through scale, productivity improvements, and cost reduction initiatives, we have now fully absorbed all of the decreases in average unit prices over the last six years. This truly is phenomenal performance by our operations team and we are very grateful for their dedication and hard work.

Given our excellent momentum on the cost side of the equation, we believe that we can continue 5% to 7% overall improvements in cost per test in our core business each year for at least the next few years. We are also optimistic that beginning in 2016, we will see a period of relative price stability for at least two to three years as CMS will largely be finished with reviewing and reducing reimbursements in all of our major test lines.

SG&A costs remained in check during quarter three, with only a $690,000 or 6.6% increase over Q3 2014 and $430,000 of this was related to increases in non-cash, stock-based compensation expense. Thus, there was really only a $260,000 increase in cash SG&A expenses year-over-year.

Given the reduction in cost per test and the continued control on SG&A, consolidated Adjusted EBITDA increased to a record $2.8 million, despite the loss of $1.9 million of revenue from the FISH price declines, more than 90% of which would have dropped to Adjusted EBITDA and the bottom line.

Quarter three consolidated net loss was a negative $125,000 or $0.00 per share. This compares to a net loss of negative $290,000, or ($0.001) per share in Q3 2014. As Doug mentioned, were it not for the increase in non-cash, stock-based compensation in Q3, we would’ve been profitable for the quarter.

We finished the quarter with 471 full-time equivalent employees, contract doctors, and temps, an increase of approximately 15 FTEs from June 30th.

Before we open it up for questions, we would like to comment briefly on our previously issued full-year revenue guidance of $100 million to $103 million. Given the pressure on average revenue per test from the FISH reimbursement changes, the continued delays in unlocking meaningful revenue synergies from PathLogic, and the ongoing effects of in-sourcing from our largest client, which we have previously discussed in some detail, we now expect to be near the low end of this revenue guidance for the full year 2015. In addition, Analysts are cautioned that there will be a number of one-time expenses related to the pending Clarient transaction in the fourth quarter. Although the $2 million payment we will receive from LabCorp should offset a fair amount of these expenses, our P&L will likely nonetheless be impacted.

At this point, I would like to close down our formal remarks and open it up for questions. Incidentally, if you are listening to this conference call via webcast only, and would like to submit a question, please feel free to email us at sjones@neogenomics.com during the Q&A session and we will address your questions at the end if the subject matter hasn’t already been addressed by our call-in listeners.

Operator, you may now open up the call for questions.

Operator

Thank you. We will now be conducting a question and answer session. (Operator instructions.) One moment please, while we poll for questions. Our first question is from Amanda Murphy with William Blair. Please proceed with your question.

<Q>: Good morning, guys. Just a follow-up question for you, so in terms of the cost per test reduction, obviously that’s been quite a success story for you guys and you’ve guided for that longer term but can you just maybe give us a little more detail about what your next few years’ targets are in terms of driving that metric down? I’m assuming that there’s probably some low hanging fruit, and I think you guys can get some instrumentation installed and whatnot, but I just want to get a sense of what is the next driver of that metric over the longer term here.

Doug VanOort – Chairman, and Chief Executive Officer

Yes, thanks, Amanda, for the question. As you know, one of the tenants of quality management is continuous improvement, and so we have a robust quality program and each of our teams is working to continuously improve each of the processes.

That continuous improvement includes a number of things. One is a laboratory information system and automation as a key component. We’ve invested in our IT platform and our IT teams and we continue to automate more and more of our processes. The second thing is instrumentation. We’re working with our suppliers to develop new techniques, new instruments, new ways to perform our testing, and that relates to everything from FISH to flow cytometry to cytogenetics and so forth.

So, it’s a combination of just hard work, automation, supplier arrangements and collaborations, and volume actually helps to reduce the cost per test as well.

<Q>: Just one quick follow up. Is the 5% to 7% number, is that the legacy business guidance or is that an aggregate of the total company?

Steve Jones – Executive Vice President Finance

Yes, that’s the legacy number guidance. Until we get into Clarient and see what they’ve done, it’s hard to give any guidance related to Clarient, nor would it be appropriate to do so. I will say that in our due diligence, General Electric Corporation did a lot of lean initiatives, and so we think that the operation is pretty well-run from the get-go.

<Q>: Yes, I guess I met relative to Path Logic versus the legacy business.

Steve Jones – Executive Vice President Finance

Oh, yes, I’m sorry, the 5% to 7% is in our base Neo operations. Path Logic’s sort of its own entity out there that it doesn’t lend itself as well to the scale activities that we’ve been doing here.

<Q>: Got it. Okay, and then in terms of the Path Logic and Clarient transactions, I’m just curious, but you talked a lot about cross-selling opportunities with Clarient and obviously that was something you laid out with Path Logic as well. Maybe that’s not gone as well as you hoped, initially. So I’m just trying to think about your confidence in cross-selling with Clarient vis-à-vis kind of how that’s done with Path Logic given, I think they’re at least sort of similar in terms of their focus except in terms of their focus on solid tumor versus your focus on hematopathology.

Doug VanOort – Chairman, and Chief Executive Officer

Yes, thanks, Amanda for that. The differences are first of all, pretty profound because the differences in the two companies are fundamental. Path Logic has different product lines than NeoGenomics and so at Path Logic, we are introducing to our clients a completely different product line. These are women’s health type products, renal pathology products, and other things.

In Clarient’s case, as we have stated, Clarient and NeoGenomics offer the almost exactly the same product lines. So it’s a very different cross-selling opportunity. We also did talk a lot in our last investor call last week about the cross-selling opportunity for molecular testing. That’s something that both companies offer, but we think the broad menu that NeoGenomics offers will be quite helpful in that regard.

<Q>: Got it. Okay. That makes sense and then this last one for me. On the in-sourcing side, you obviously had a large customer in-source over the last couple of years and I think that after that there wasn’t much exposure or that wasn’t a key risk for you, going forward. Has that changed at all with the Clarient addition, just trying to get a sense of what exposure you might have to any larger clients out there?

Doug VanOort – Chairman, and Chief Executive Officer

Yes, in our business, it’s difficult for us to comment on Clarient’s business because we don’t know exactly what their customer makeup is yet. But, relative to in-sourcing and outsourcing, I think we can make the broad statement that, first of all, the in-sourcing that has affected us so dramatically is our largest client. This is a unique client. They are very large. They have the ability to in-source some of this testing, and it makes economic sense for them.

What we’re seeing in the marketplace frankly is cases in which hospitals are actually outsourcing. They are closing down some of their laboratory areas because it’s not economical for them anymore given the reimbursement reductions. And so, we are beginning to benefit somewhat from outsourcing activities where clients will have performed the testing in-house and it no longer makes sense.

<Q>: Got it. Thank you very much.

Doug VanOort – Chairman, and Chief Executive Officer

You’re welcome.

Operator

The next question is from Debjit Chattopadhyay with ROTH Capital Partners. Please go ahead.

<Q>: Thanks for taking my question. Just to follow up on the prostate cancer [test]. You’d indicated around 1,000 patient samples have been tested so far. I’m just wondering is that the cap or do you need to test more and in terms of any timing for when we should expect to launch next year?

Doug VanOort – Chairman, and Chief Executive Officer

Yes, let me try to answer your question, Debjit, and then I may pass it to Dr. Albitar or Rob to provide some more background. At the present time, we have actually tested almost 1,500 patient samples. We have increased the number and we may let that float up to as many as 2,000 patient samples. What we’re trying to do is we’re gathering the clinical information, along with the test result information as we complete this trial. We’d like to have at least a thousand full cases, including clinical information in our trial as we summarize the results and give good data back in terms of papers and publications and so forth.

Dr. Albitar, do you have anything to add?

Dr. Maher Albitar – Chief Medical Officer, and Director of R&D

Yes, we’d like to collect as many samples as possible within a certain time, but I should really add that we allowed the recruitment for different indications. For example, now we are recruiting samples from patients in their active surveillance as well as patients with prostate cancer that it is already recommended for the purpose to increase or have new indication for our tests, like in active surveillance, as well as predicting meta-stasis in patients with prostate cancer. So if you consider that, we might go even beyond the 2,000.

<Q>: Great and then beyond, post the acquisition of Clarient and Clarient’s focus on companion diagnostics, I recall Clarient had tried to develop a similar test to OncoTypeDx, as a prognostic for using chemo in breast cancer. So, is there any update on where that test is and what the strategy is, going forward, for the joint entity now? And how do you think about the FDA and the reimbursement situation in these proprietary tests?

Steve Jones – Executive Vice President Finance

Yes, Debjit, I believe you are referring to what Clarient used to call the Mammostrat test. We can’t really comment on what Clarient has done or is doing currently. But we understand that they notified their client base sometime in the last 12 months that they are actually not continuing to offer that test. I believe after the acquisition closes, we will be able to give you a little bit more color on that.

In terms of what we’re doing, we continue to pursue a laboratory developed primary strategy, which we believe is a very important aspect of our strategy.

Doug, you want to add anything on that?

Doug VanOort – Chairman, and Chief Executive Officer

Yes, thanks, Steve. I would just add to that Clarient, as a part of their clinical trials business has cooperated and worked on a variety of trials and has moved pretty forward in the companion diagnostic area. So, they have a lot of experience with the FDA in this companion diagnostic area, and we’re looking to marry their capability and experience with our own and we think it’s a good opportunity for the company.

<Q>: Great. Thank you. I’ll hope back [in the queue].

Operator

The next question is from Bill Bonello with Craig-Hallum. Please go ahead.

<Q>: Good morning, guys. A couple of follow-up questions. First of all, on the FISH cuts that you have seen, earlier in the year you had been optimistic about some large commercial payers that looked like they were maybe reversing out the cuts, stopping to follow suit for Medicare. I’m just curious what you’ve seen happen on the commercial side with FISH rates over the course of the year and then what you kind of expect commercial payers to do if the proposed changes go through as proposed? And then finally I assume that you’re not factoring in commercial rate increases to your 2016 guidance but want to confirm that.

Doug VanOort – Chairman and Chief Executive Officer

Bill, let’s ask George Cardoza to handle that. He’s been living this for the last several months.

George Cardoza — Chief Financial Officer

Again, you have to realize that the FISH CPT codes were new codes so the insurance companies had to set up the new codes and obviously in that vacuum they looked at Medicare and what the Medicare rates were set at in 2015. So, we certainly did press and we talked to some of them and were able to move a couple, but several of them also, they’ve seen the Medicare proposal and I think a few of them said we’ll wait and see. Matter of fact, one of them actually agreed to give us an increase but they said it was through December 31st of 2015 because again they wanted to reset and readjust based on what CMS does for 2016.

What we saw this year was by and large most of the commercial [insurers] followed Medicare. Certainly I think if Medicare does go through and put through the increase, we’re certainly going to go out there. We’re certainly going to be knocking on doors and making phone calls. In our estimate, would two-thirds follow? I think that’s probably a reasonable possibility. Some of them do do the work and build up their own fees, but generally, obviously, if CMS takes it up we think it’ll be a very positive thing and we will be definitely making the rounds on the commercial insurance side trying to get them to move as well.

<Q>: And, in terms of the guidance, that $4 million that’s in the EBITDA guidance, that’s just the Medicare impact though?

Steve Jones – Executive Vice President Finance

That’s our conservative estimate of all payers after netting out assumptions on flow cytometry as well.

<Q>: Well, okay. I would’ve thought it would’ve been a lot higher than that. Okay.

Steve Jones – Executive Vice President Finance

That $4 million, I believe you’re referring to the number we presented last Wednesday on the combined company call. So that has embedded within it, a proxy for Clarient, and until we get in to Clarient and understand that a little better, we have chosen to be pretty conservative on that.

Keep in mind, Clarient does do a lot of digital pathology which does have some reductions for next year, and we need to understand that a little bit better. We’re hopeful that Clarient’s business will have a modest positive next year but, again, we really don’t have the data yet to support going out with anything more than a conservative estimate.

<Q>: That makes sense. Then, there seemed to be a little bit of confusion in calls I was getting this morning related to the Covance announcement. Can you just give us some sense—my sense has been that the revenue from Covance has been more or less non-material, but can you, maybe, quantify that at all for us?

Doug VanOort – Chairman & Chief Executive Officer

Sure, let me try, Bill. As we have mentioned in previous calls, in fact, I think in quarter two, we mentioned in our investor call that the momentum of awards with Covance was slowing and that we continue to have discussions with Covance about the impact of their acquisition by LabCorp. So, we’ve talked a little bit about this. We talked about the general level of awards that we’ve been bidding and have been awarded with Covance.

I think one of the things that’s important to understand is that the Covance relationship was really terrific for us. We learned a lot about the clinical trials business; we learned a lot about customers, about their requirements as a result of the partnership, and we also received a number of awards. So, we’re going to continue to work with Covance collaboratively over the next two or three years as these awards wind down and continue to be executed, and we’re also going to be a preferred provider of Covance as they look forward.

However, I think we each need to recognize the reality of the situation and to prepare to each execute our own strategies. Our strategy has been to build a very strong clinical trials business, and we said we were going to do that with or without Covance. I think, now, we’re going to be able to contract directly with the biopharmaceutical customers. We can contract with other CROs, with other central laboratories, and we’re also looking forward very much to adding the Clarient sizeable clinical trials business to our own as we go forward.

<Q>: Then, in terms of magnitude, though, is there a meaningful amount of—as Covance rolls off, what kind of a hole do you have to fill there?

Doug VanOort – Chairman and Chief Executive Officer

We really don’t have a hole to fill. I mean, what we’ve been doing is we’ve been gaining a lot of awards. These awards are being recognized as revenue as they are being conducted. We’re gaining awards all the time through our own direct sales initiatives. Clarient has a clinical trials business, I think as you know, Bill, that’s in excess of $20 million of revenue and this announcement we made with Covance should not slow our clinical trials growth whatsoever.

<Q>: Okay. Then, finally, just a couple of questions on the Clarient proxy. I guess, I know you can’t comment on the Clarient business, but I think you can comment on your own due diligence to some extent. Just on the receivables side, the only thing that made us nervous at all in the proxy was what we see with the receivables and on the call last week you had talked about the fact that they have a high DSO, so we’re kind of aware of that. But, it looks like something like 25% of the gross receivables were greater than 360 days, and that’s up meaningfully from where it was in 2013. Can you just give us some sense of how well reserved you believe those older receivables are? Just trying to assess the risk of any type of AR write down.

George Cardoza – Chief Financial Officer

Keep in mind a couple of things. First, one of the key things we do is purchase accounting. So, one of the things we are going to do, obviously, is go through—our policy is all receivables are 100% reserved at 365 days. That’s always been our policy at NeoGenomics, and that will be our policy going forward. We will have the opportunity, obviously, to reset the receivables to what we expect to collect.

But, part of our due diligence activity and, actually, part of the firm that we engaged to do this was also looking at their cash collections waterfall, what we call in terms of looking at a particular month and then how the cash collections came in and we did believe that the cash collection, while certainly slower and a longer time than we take here at NeoGenomics, the cash collections did support the revenue that was recorded. We did get comfortable around that, but realize we are going to convert them to our policies.

We also said last week that they record bad debt and net on the top line, we are also going to convert to our policy there as well which will have a little bit of a bump to revenue and then, obviously, a corresponding bump to bad debt expense in the G&A expense line. We are going to move them to our policies and the way we record things, which we believe is fairly conservative.

Doug VanOort – Chairman and Chief Executive Officer

Let me just build on that for a minute, Bill, by saying that George addressed the accounting side but I will just make a comment about the operating side of billing. Our operations in billing are, I think, pretty good. We have a lot of experience in how to run a billing operation in the lab business and George and Kim Grise and Fred and others have a lot of experience here. We have DSOs that are, for the quarter, about 79 days and there’s a big difference between how we operate billing and how Clarient operated billing, and we think we can move them to our kind of metrics.

Operator

(Operator instructions.) Our next question is from Drew Jones with Stephens, Inc. Please proceed with your question.

<Q>: Wanted to dig a little bit more into the cost improvements. It was such a big acceleration there. I know you guys have talked a little bit about scale and instrumentation benefit. Is there anything else that’s going on that might have driven that so much higher than we’ve seen in the past, or, I guess so much lower than we’ve seen the past couple quarters?

Doug VanOort – Chairman, and Chief Executive Officer

Well, Drew, we did have very good results; part of that was volume. A couple other things I would point to; one, is we have been working for about a year on a way to automate our hematologic FISH process, and I think we even said on these conference calls that we were having a heck of a time getting this new robotic automation process to work well. We got it to work, so that’s giving us some benefit. We’re continuing to load more product in that manufacturing, sort of laboratory process, and that’s helping.

We also have made an organizational change which was, I think it’s really helping. Organizationally, what we’re doing, I mentioned in the script, was we have sort of lucrative incentive plans for people and what we did organizationally was we constructed a process where each department in our company has its own goals that have been established and when these departments achieve those goals they can receive a pretty nice payout as an incentive payment at the end of this year. We’ve gone through that processes our self-defined, department- defined goals. We have a lot of engagement around this, and I must say that as we walk around the lab, people are more engaged, I think, at NeoGenomics partly because of this than they ever have been before. We’re getting a lot of good energy here, and I think that’s helping to drive us to achieve our goals as well.

<Q>: Then, I think it was about two years ago that Steve targeted volume growth of 20% plus in 2014, 2015. Obviously you guys have hit that. What’s the volume growth assumption organic for 2016 at this point, and is there any reason you see that Clarient couldn’t keep pace?

Steve Jones – Executive Vice President Finance

Drew, we have not actually given any detailed guidance for 2016 yet and are going to defer answering that question with any specificity until we can get into fully integrating—getting our full integration plans for Clarient done. We will come out with detailed guidance for 2016 next February as part of our year-end call. The numbers we put out last week were intended to get you guys into the right zip code with our preliminary thoughts on things.

Operator

Our next question is a follow-up from Debjit Chattopadhyay with ROTH Capital Partners. Please proceed with your follow-up.

<Q>: As you think about phasing out from the Covance relationship, could you predict Premier hospital partnership or the Premier group partnership in some sort of a context in relation to Covance in terms of the magnitude of impact to your top line, say, in 2017?

Doug VanOort – Chairman, and Chief Executive Officer

Let me broaden that a little bit, Debjit, and try to address your question. First of all, we thought that the Covance relationship would yield, I don’t think we talked about it, I guess we said double-digit kind of millions of dollars of revenue over time. To be honest, I think we’re going to achieve that anyways without Covance. So, I want to put that out there and make sure everyone realizes so when we say we’re going to build a good clinical trials business with or without Covance, we mean it.

Relative to Premier, let me broaden it to say that we have been working very hard with all large buyers, these are GPOs, big hospital systems, big managed care organizations, and we’ve made a lot of progress I think with a lot of them, and these can drive a lot of volume growth. So, I wouldn’t point individually to any one of these but there are a lot of systems out there that we are increasingly contracting with, and we think that these can continue. In fact, they may help to accelerate what would be a normal volume growth in our business.

<Q>: Doug and Steve, so your guidance for the preliminary, ballpark guidance for next year, the $118 million number that you put out excluding any positive impacts from the CMS reimbursement thing, how much of Premier is baked in there or even for the third quarter that you just reported—56,000 plus tests, in terms of the number of tests that’s coming from Covance. Could you break that down because you did break down Clarient’s $23 million, or expectation of $23 million from the biopharma segment? Are you planning to break that down going forward for the combined entity?

Steve Jones – Executive Vice President Finance

Just to clarify a few points, the combined pro forma revenue bridge that we announced last week had $118 million of Neo revenue and $4 million of combined CMS positive impact. Again, as I mentioned in answer to Bill’s question, that is a conservative estimate of the combined CMS impact assuming the rates go through as proposed and until we have more color on where Clarient falls out in their precise test mix and everything else, it would be inappropriate to go beyond that.

In terms of breaking out Covance’s impact, we do a lot of direct clinical trial work ourselves outside of Covance. We have not broken it out yet because it’s not yet material to our operations. After we perform the Clarient integration we’ve got to get our hands on exactly what it is and we’ll certainly consider breaking it out next year so that analysts can track it a little more carefully. But, until we’ve seen what we’re going to get in the process it would be inappropriate to make any commitments about that.

<Q>: Just to clarify one more thing back to the Premier, our relationship, how fast do you expect that to scale and to be materially meaningful to report that separately?

Doug VanOort – Chairman, and Chief Executive Officer

So, Debjit, let me try to answer that in the context of another question that came in about productivity of our sales reps. Our representatives have goals every year, and those goals are about $700,000 of net new business per representative. Now, when we are able to solidify a new managed care contract or a new GPO, these are tools that allow our representatives to enter into arrangements with potential clients. So, we would expect that $700,000 per year is a good target. Some of our representatives do twice that or more than twice that in a year, sometimes we fall a little short in some areas. So, Premier and other kinds of GPO arrangements would be tools to help our salespeople achieve their productivity targets.

We’ve had very strong productivity by our sales team, overall. On a volume basis, we are actually exceeding our goals for our sales reps in 2015, and we did in 2014 as well. We think we have a very productive sales team. We’ve got about 25 sales representatives including our regional managers, and we’re very proud of that team, and we’re looking forward to rationalizing that as we add the Clarient team after the transaction closes.

Steve Jones – Executive Vice President Finance

I might just add; we reported earlier in the year that last year we had more than two-thirds of our sales force at or above quota for the full year which is just astronomical performance in terms of the lab industry. It was the highest aggregate average we’d ever had before, and so, we have a really, really good sales team that is really, really productive by any measure in the laboratory industry.

Operator

There are no further questions at this time.

Steve Jones – Executive Vice President Finance

I’ve gotten a few by e-mail here I’d like to just clean up.

“How much are next-generation sequencing tests contributing? How do you see that changing?”

We don’t actually break down next-generation sequencing as a specific category, but I can report that our molecular profile panels, many of which are run using next-generation sequencing were up 90% year-over-year, and continue to be the strongest, fastest growing segment of our business.

We have a question here on productivity in the sales force. I think we’ve already discussed that. And, the last question is “Can you remind us of what the purpose is of the prostate test? Seems really broad. How much follow-up do you need to have with the patient for this to be meaningful?”

I’d like to ask Dr. Albitar to talk about this.

Dr. Maher Albitar – Chief Medical Officer

The prostate test initially was developed to predict whether a patient has prostate cancer and whether this prostate cancer is aggressive or not without performing a prostate biopsy. For all practical purpose, [we expect this test] to reduce the need for prostate biopsies. Of course, when our test says that a patient has high-grade prostate cancer that needs to be confirmed by biopsy. Right now we are taking the indication of it a bit farther. So we can, now, there are a lot of patients who have low-grade prostate cancer and these patients, sometimes, depending on the clinical situation are recommended to go under active surveillance. So we are expanding the indication of our test to cover these types of patients and monitor them while they are going through their active surveillance. These are the two indications that we are focusing on with our prostate cancer test.

Steve Jones – Executive Vice President Finance

Just to remind, everybody, this is a test that is done using urine and blood plasma, not any tissue; so the ease of getting a sample is significantly higher.

Doug VanOort – Chairman, and Chief Executive Officer

Okay. Is that it, Steve?

Steve Jones – Executive Vice President Finance

I think that’s it for the e-mail questions.

Doug VanOort – Chairman, and Chief Executive Officer

Okay. Very good. As we end the call, we’d like to recognize all 471 NeoGenomics team members around the country for their dedication and commitment to building a world-class cancer genetics testing program. On behalf of all of our NeoGenomics team, I want to thank you for your time in joining us this morning for our quarter three 2015 earnings call and let you know that our fourth quarter and year-end 2015 earnings call will be held on or around February 25, 2016. The exact date of that will be driven by when we’re finishing the audit and able to conclude the 2015 audit results of Clarient.

For those of you who are listening who are investors or are considering an investment in NeoGenomics, we thank you for your interest in our company. Goodbye.

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Forward Looking Statements

Certain information contained in this communication constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements as the result of NeoGenomics’ ability to continue gaining new customers, offer new types of tests, close and integrate its acquisition of the Clarient business, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in NeoGenomics’ Annual Report on Form 10-K filed with the SEC on March 3, 2015 and its subsequently filed Quarterly Reports on Form 10-Q. As a result, this communication should be read in conjunction with NeoGenomics’ periodic filings with the SEC.

Forward-looking statements represent NeoGenomics’ estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing NeoGenomics’ estimates as of any subsequent date. While NeoGenomics may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

Additional Information

NeoGenomics will solicit the required approval of its stockholders with respect to its proposed acquisition of the Clarient business by means of a proxy statement, which will be mailed to stockholders upon completion of the required SEC filing and review process. The proxy statement will contain information about NeoGenomics, Clarient, the proposed transaction and related matters. NeoGenomics stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from NeoGenomics in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about NeoGenomics, without charge, at the SEC’s web site, www.sec.gov, or from NeoGenomics at its website, www.neogenomics.com, or by mailing NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913 Attention: Fred Weidig, Corporate Secretary.

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NeoGenomics and its executive officers and directors may be deemed to be participants in the solicitation of proxies from NeoGenomics’ stockholders with respect to the proposed transaction. Information regarding any interests that NeoGenomics’ executive officers and directors may have in the transaction will be set forth in the proxy statement.